CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-279239 on Form S-3 and Registration Statement No. 333-271387 on Form S-8 of our report dated April 15, 2025, relating to the financial statements of LanzaTech Global, Inc. and subsidiaries (collectively, “LanzaTech”) appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
Chicago, Illinois
April 15, 2025